CONTACT: John Zettler
Senior Vice President and Chief Financial Officer
(715) 836-9994 x109
DATE: July 20, 2007
FOR IMMEDIATE RELEASE

CITIZENS COMMUNITY BANCORP ANNOUNCES
QUARTERLY DIVIDEND

EAU CLAIRE, Wis.--July 20-- Citizens Community Bancorp, Inc., (NASDAQ: CZWI), the holding company for Citizens Community Federal, today announced a quarterly dividend of 5 cents per share.

The cash dividend is payable on or about August 16, 2007, to shareholders of record as of the close of business on August 2, 2007. This is the 13th quarterly dividend paid since Citizens Community Federal's mutual to stock conversion in March 2004.

About Citizens Community Bancorp, Inc.

Citizens Community Bancorp, Inc., based in Eau Claire, Wisconsin, is the holding company for Citizens Community Federal, a federal savings association operating 12 full-service banking offices in Wisconsin, Minnesota and Michigan. Please visit us online at www.citizenscommunityfederal.net.

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